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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Bed Bath & Beyond Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Bed Bath & Beyond Inc. of our reports dated March 30, 2001, relating to the consolidated balance sheets of Bed Bath & Beyond Inc. and subsidiaries as of March 3, 2001 and February 26, 2000, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the fiscal years in the three-year period ended March 3, 2001, and the related schedule, which reports appear or are incorporated by reference in the March 3, 2001 Annual Report on Form 10-K of Bed Bath & Beyond Inc.

                                                   /s/ KPMG LLP
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Short Hills, New Jersey
June 25, 2001